Exhibit 10.2
SUPPLEMENTARY AGREEMENT
This Supplementary Agreement (“Agreement”) is executed on 10 April 2009 by and between the following parties:
Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd. (the “Company”); and
Shandong Hai Hua Coal & Chemical Company Ltd. (“Hai Hua”)
WHEREAS:
1.	The Company has executed with Hai Hua a Contract for Synthesis Gas Purchase and Sales (“S&P Contract”) on October 22, 2006.

2.	The Company has executed with Hai Hua a Memorandum of Understanding (“MOU”) on March 27, 2009, by which the Parties agreed upon additional points to supplement and clarify the S&P Contract.
NOW, therefore, the Parties agree as follows:
1.	Definitions
Unless otherwise provided, capitalized terms used in this Agreement follow their corresponding definitions in the S&P Contract. In addition:

“Cold Standby”	shall have the meaning given in clause 6.2.2(b) of this Agreement.

“Compliant Gas”	means Net Syngas corresponding with specifications numbered 1-8 (inclusive) in Appendix II of the S&P Contract.

“Operating Day”	means 08:30am of a day to 08:29am of the immediately following day.

“Hot Standby”	shall have the meaning given in clause 6.2.2(a) of this Agreement.

“Non-compliant Gas”	means Net Syngas which does not correspond with specifications numbered 1-8 (inclusive) in Appendix II of the S&P Contract.

“Non-compliant Period”	means a period referred to in Section 3.2 of this Agreement when Compliant Gas is not supplied to Hai Hua.

“Threshold Gas Offtake Volume”	means 7,500 Ncum/hr.of Net Syngas Volume, which, as deemed by the Parties, is the lowest gas offtake volume at which the Company may assure the safe operation of the Plant

“Unscheduled Stop”	means a cessation of gas offtake from the Company by Hai Hua not specified in the annual gas usage plan

“ASU”	shall have the meaning given in clause 5.1 of this Agreement.

“ASU Project”	shall have the meaning given in clause 5.1 of this Agreement.
2.	Syngas Contents

2.1	The Parties agree to add the following to Appendix II of the S&P Contract:

“8. Nitrogen in the Net Syngas shall be no higher than 3%”.

2.2	For the avoidance of doubt, the synthesis gas supplied by Company shall be deemed to be Compliant Gas if the specifications numbered 1-8 (inclusive) in Appendix II of the S&P Contract have been met. The gas composition described in the table contained in the Appendix II of the S&P Contract is shown as a sample.

3.	Non-compliant Gas

3.1	Hai Hua shall immediately notify the Company if and when it receives Non-compliant Gas. The Company, upon receipt of such notice, will work collaboratively with Hai Hua to investigate and if such Non-compliant Gas supply is confirmed, the Company shall immediately take corrective actions. The Company shall immediately notify Hai Hua once it is able to deliver Compliant Gas again.

3.2	The period starting from Hai Hua’s notification to the Company of the latter’s Non-compliant Gas and the Company’s notification to Hai Hua of its remedy (in delivering Compliant Gas again) (“Non-compliant Period”) shall be deemed to be a period during which the Company has delivered Non-compliant Gas and the Capacity Fee and Energy Fee shall be calculated accordingly during such Non-compliant Period as follows:
3.2.1.	If Hai Hua rejects the Company’s gas after such notice, then Hai Hua will not be charged, provided that the Company confirmed the gas to be Non-compliant Gas.

3.2.2.	If Hai Hua continues to accept the Company’s gas after such notice, the Capacity Fee as outlined in the S&P Contract shall apply, and the Energy Fee for any Non-compliant Gas taken by Hai Hua will enjoy a 30% discount on the Energy Fee calculations for such Non-compliant Period.
3.3	For the purpose of Energy Fee calculation, if during any Operating Day the volume of Compliant Gas offtaken by Hai Hua is less than 50% of the total volume of synthesis gas offtaken by Hai Hua during such Operating Day, then the entire synthesis gas volume offtaken by Hai Hua during such Operating Day shall be considered Non-Compliant Gas and shall be charged for accordingly.

4.	Threshold Gas Offtake Volume

4.1.	Hai Hua’s contracted gas volume pursuant to the S&P Contract is 22,000Ncum/hr, and the Contract further specifies a minimum 19,000Ncum/hr gas offtake. Hai Hua has since forecasted that its demand for Net Syngas from the Company is substantially below these levels, and Hai Hua understands that the Company’s Plant cannot operate optimally at below its designed capacity, including ensuring Compliant Gas production.

4.2.	The Parties agree to accommodate Hai Hua’s lower volume, in terms of Energy Fee, provided that (i) such lower volume shall not be less than the Threshold Gas Offtake Volume; and (ii) Hai Hua shares the Company’s ASU in accordance with a further agreement to be reached between the Parties as envisaged in Section 5 of this Agreement.

4.3.	For the avoidance of doubt, any synthesis gas volume offtaken by Hai Hua below 7,500Ncum/hr shall be considered and calculated, when calculating Energy Fee, as and at 7,500Ncum/hr.

4.4.	In the event the Company fails to deliver synthesis gas up to the Threshold Gas Offtake Volume, Hai Hua has the right to reject such synthesis gas and not pay the Energy Fee and Capacity Fee. However if Hai Hua chooses to offtake such synthesis gas, Hai Hua shall pay the Company the Energy Fee and Capacity Fee as if the Company is able to deliver synthesis gas up to the Threshold Gas Offtake Volume.

5.	ASU Sharing

5.1.	The Parties have mutual understanding that operating the Company’s Plant below the design capacity is more expensive on a unit cost basis than operating at full capacity; and the Parties shall work actively and in good faith pursuing a project (“ASU Project”) to have Hai Hua share the Company’s air separation unit (“ASU”) capacity with the Company on a cost recovery basis, which will substantially lower both Hai Hua’s and the Company’s unit power costs.

5.2.	Both parties shall in good faith and on an urgent basis, before the end of June 2009, cooperate to complete the ASU Project, including negotiating commercial terms of the ASU Project. The goal is to fully compensate for the higher costs of power incurred by the Company as a result of the under-utilization of its ASU.

5.3.	Details of the rights and obligations of each Party in pursuant to the ASU Project shall be in accordance with a further written agreement to be reached between the Parties.

6.	Unscheduled Stops and Changes in Gas Offtake

6.1.	Hai Hua shall maintain a stable gas offtake in accordance with its annual gas usage plan. For any Unscheduled Stop, Hai Hua shall give the Company a notice specifying, whether it is a Hot Standby or a Cold Standby and the expected duration of the Unscheduled Stop. Hai Hua shall give the Company as much warning as is practicably possible of its request for the Company to start or shut down, or significantly change the volume of its synthesis gas production, and the Company shall also need time to adjust the synthesis gas quality during such events.

6.2.	Subject to Section 6.1, the Company shall be entitled to the following:
6.2.1.	If Hai Hua fails to provide the Company with prior notifications of its desire for an Unscheduled Stop, then Hai Hua shall be charged as if it is still offtaking gas as usual;

6.2.2.	If Hai Hua provides the Company with the required notification of an Unscheduled Stop, then it would also specify if this would be classified as:
(a)	Hot Standby, whereby the Company shall be entitled to 3 hour periods each to stabilize its operations in ramping down to the Threshold Gas Offtake Volume (to coincide with Hai Hua stopping) and in ramping up from the Threshold Gas Offtake Volume (to coincide with Hai Hua starting up again). Any synthesis gas produced during such ramping down period and ramping-up period shall be considered as Compliant Gas and Hai Hua shall be charged the relevant Capacity Fee and Energy Fee, although Hai Hua will enjoy a 50% discount on the Energy Fee calculation. During such period between ramping down and ramping up, the Company’s Plant is still operating and shall be considered producing Syngas up to the Threshold Gas Offtake Volume and the relevant Capacity Fee and Energy Fee will both be charged.

(b)	Cold Standby, whereby the Company shall be entitled to a 30-hours period to shut down and 120-hours period to start up. Any synthesis gas produced during such shut-down period and start-up period shall be considered as Compliant Gas, and Hai Hua shall be charged the relevant Capacity Fee and Energy Fee, although Hai Hua will enjoy a 50% discount on the Energy Fee calculation. During the period between such shut down and start up, the Company shall be entitled to the relevant Capacity Fee.
6.3.	The Company shall provide 3-hour prior notifications to Hai Hua for unscheduled stops of synthesis gas production by the Company. If the Company gives less than 3 hours such notice and such stoppages directly cause damage to equipment at Hai Hua, and such damages are agreed to by both Parties, then, Hai Hua shall be entitled to:
6.3.1.	no charging, by the Company, of the Energy Fee and Capacity Fee for the duration of the stop; and

6.3.2.	compensation, by the Company, for, whichever is the lesser, (i) either the value of such damages to the equipment, or (ii) ten times the Energy Fee and Capacity Fee, for such 3-hour period, at the gas level before the Company’s notice of unscheduled stop.

6.4.	For the avoidance of doubt, the provisions of this Section 6 of the Agreement shall not apply to either Party in respect of start-ups and shutdowns caused directly by the implementation and commissioning of the ASU Project before the end of June 2009.

7.	Miscellaneous

7.1.	This Agreement is supplemental to the S&P Contract and constitutes an integral part of the S&P Contract. In the event of any inconsistency between the terms of the S&P Contract and the terms of this Agreement, the terms of this Agreement shall prevail.

7.2.	References to Appendices and its Sections are to appendices and its sections in the S&P Contract.

7.3.	This Agreement shall have the same binding legal effect as the S&P Contract.

7.4.	This Agreement shall be executed in Chinese and English. Both versions have equal legal effect.

7.5.	This Agreement shall be governed by the laws of the PRC and construed in accordance therewith.

Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd.		Shangdong Hai Hua Coal & Chemical Company Ltd.

By:	/s/ Donald P. Bunnell	By:	/s/ Zhou Si Yuan

Name:	Donald P. Bunnell	Name:	Zhou Si Yuan

Title:	Authorized Representative	Title:	General Manager